Exhibit 99.1

Calumet Announces New Funding Agreement with Stonebriar

INDIANAPOLIS— (PR NEWSWIRE) — October 3, 2024 — Calumet, Inc. (NASDAQ: CLMT) (the “Company,” “Calumet,” “we,” “our” or “us”) announced today a series of related agreements with Stonebriar Commercial Finance LLC (“Stonebriar”).

●	Our restricted subsidiary Calumet Montana Refining, LLC (“CMR”) entered into a new agreement with Stonebriar in which CMR sold certain of its assets to Stonebriar for $150 million and leased back the same assets (“CMR Funding Agreement”).
●	Our unrestricted subsidiary Montana Renewables, LLC (“MRL”) modified its existing agreements with Stonebriar to allow for their early termination (“MRL Amended Agreements”).

CMR Funding Agreement. The CMR Funding Agreement has closed and CMR received initial proceeds of $110 million, with the remaining $40 million due upon a future Eligible Capital Event (discussed below). Calumet intends to use the proceeds to reduce outstanding borrowings under its revolving credit facility. This transaction carries an approximate 10.75% cost of capital once fully drawn and offers certain strategic early termination options.

MRL Amended Agreements. The existing sale and leaseback agreements between MRL and Stonebriar encompass MRL’s Renewable Diesel Unit, Renewable Hydrogen Plant, and Pretreatment Unit. These agreements generated $400 million of funding to MRL during 2021 and 2022. The agreements have now been amended to allow for their early termination upon the receipt of proceeds from an Eligible Capital Event including a loan guarantee from the U.S. Department of Energy (“DOE”). There can be no assurance that the Company will be awarded a conditional commitment for a loan guarantee from the DOE or that any DOE-guaranteed loan will be funded. Upon termination, MRL can repurchase all of its assets from Stonebriar for an amount declining with time. If the repurchase occurs on November 1 of this year, it would cost approximately $403 million.

“I’d like to thank Stonebriar for their continued support,” said Todd Borgmann, CEO. “Collectively these agreements provide flexibility for Montana Renewables while allowing Stonebriar to retain a position in Calumet’s capital structure.”

For more information, please see the Form 8-K that will be filed with the Securities and Exchange Commission (the “SEC”).

About Calumet

Calumet, Inc. (NASDAQ: CLMT) manufactures, formulates, and markets a diversified slate of specialty branded products and renewable fuels to customers across a broad range of consumer-facing and industrial markets. Calumet is headquartered in Indianapolis, Indiana and operates twelve facilities throughout North America.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “will,” “may,” “intend,” “believe,” “expect,” “outlook,” “forecast,” “anticipate,” “estimate,” “continue,” “plan,” “should,” “could,” “would,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding (i) our expectations regarding the remaining $40 million of the purchase price pursuant to the CMR Funding Agreement and the intended use of proceeds therefrom, (ii) our expectations regarding the potential DOE loan facility, (iii) whether and when the potential DOE loan facility will be funded and (iv) our ability to meet our financial commitments, debt service obligations, debt instrument covenants, contingencies and anticipated capital expenditures. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ materially from our historical experience and our present expectations or projections. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in the most recent Annual Report on Form 10-K of Calumet Specialty Products Partners, L.P. (the “Partnership”) and other filings with the SEC by us or the Partnership. The risk factors and other factors noted in the Partnership’s most recent Annual Report on Form 10-K and other filings with the SEC by us or the Partnership could cause our actual results to differ materially from those contained in any forward-looking statement. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. Existing and prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

Investors:

John Kompa 317-957-5237

Public Relations:

Media Oakes 317-957-5319